Exhibit 4.2

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

Addendum to Founders Agreement

This Addendum to the Founders Agreement (the “Agreement”) entered into as of May 26, 2021 in entered into on 15 March, 2022 (the “Addendum”);

between Innocan Pharma Ltd, RN 515732881, having its principal place of business at 10 Hamanofim St., Herzelia, Israel (“ Innocan”), and Brandzon Co Ltd, RN 516159753 having principal place of business at Aharon Beker 1, Tel-Aviv, Israel (“Brandzon”) each of Innocan and Brandzon shall also be referred to herein as a “Party” and together as the “Parties”.

Whereas:	The Parties has entered into the Founders Agreement, founded a joined Company in the name of BI Sky Global Ltd. R.N. 516408903 (herein after the “JV” or the “Company”), and an LLC owned by the JV; and

Whereas:	the parties have agreed to advance investment of Innocan to the JV, prior to the terms agreed in the Founders Agreement; and

Whereas:	The Parties agree that the JV is in need for an addition Loan in the total sum of (****) (hereinafter the “additional Loan”), and Innocan is willing to invest the Additional Investment under the terms of this Addendum; and

Therefore, it is agreed, declared and stipulated by the parties as follows:

1.	Preamble

1.1	The terms of the Founders Agreement are and will stay valid regarding the Founders Agreement and this Addendum.

1.2	The terms will stay valid for as long as the JV is operating.

1.3	Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Founders Agreement.

1.4	Except as set forth in this Addendum, all other terms and conditions of the Founders Agreement shall remain unchanged, in full force and effect.

1.5	In case of any discrepancies between the provisions of this Addendum and the provisions of the Founders Agreement, the provisions of this Addendum shall prevail.

1.6	The preamble and the appendices to this Agreement are essential parts and are inseparable from it.

2.	Additional Loan:

2.1	Innocan will loan the JV, as shareholders’ loans in customary and lawful terms, the following additional amounts:

2.1.1	1st Installment - The sum of (****), to be transferred within 3 business days after the execution of this Addendum;

2.1.2	2nd Installment - The sum of (****) - to be transferred no later than 15 days after the Company has sold different products in an accumulated total sum of (****);

2.1.3	3rd Installment - The sum of (****) - to be transferred no later than 15 days after the Company has sold different products in an accumulated total sum of (****), bringing the entire owner’s loan of Innocan to the JV to (****).

2.2	Each part of the Innocan Loans according to the Founders Agreement and this Addendum, the entire (****), if and to the extent provided by Innocan (together as the “Innocan Shareholders Loans”), shall be executed according and under the terms of the Innocan Loans in the Founders Agreement.

3.	All others terms and conditions of the Founders Agreement are valid and will remain valid for as long as the Company is operating and in the ownership of the parties to this Addendum.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

Innocan Pharma Ltd.	Brandzon Co Ltd.

BI Sky Global Ltd